Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2017 Fourth Quarter and Full Year Results

–	Fourth quarter sales increased 18% to $3.5 billion, organic sales increased 6%

–	Fourth quarter total segment operating margins strong at 15.3%, or 16.8% adjusted

–	Fourth quarter EPS increased 21% to a record $2.15, or an increase of 29% to $2.45, on an adjusted basis

–	Full year operating cash flow strong at 10.8%, or 12.7% of sales, excluding discretionary pension contribution

–	Company issues fiscal 2018 full year guidance, anticipating a record year for sales and earnings

CLEVELAND, August 3, 2017 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2017 fourth quarter and full year ended June 30, 2017. Fiscal 2017 fourth quarter sales increased 18% to $3.50 billion compared with $2.96 billion in the prior year quarter. Net income increased 21% to $293.4 million compared with $241.9 million in the prior year quarter. Fiscal 2017 fourth quarter earnings per share increased 21% to $2.15, compared with $1.77 in fiscal 2016 fourth quarter. Earnings per share increased 29% to $2.45 when adjusted for pre-tax expenses of $21.4 million for business realignment and $36.3 million related to acquisitions, compared with $1.90 in the prior year quarter, which was adjusted for pre-tax business realignment expenses of $25.1 million.

For the full year, fiscal 2017 sales were $12.0 billion, a 6% increase compared with $11.4 billion in fiscal 2016. Net income for fiscal 2017 was $983.8 million, a 22% increase compared with $807.2 million in fiscal 2016. Fiscal 2017 earnings per share were $7.25, a 23% increase compared with $5.89 per share in fiscal 2016. Earnings per share increased 26% to $8.11, when adjusted for pre-tax expenses of $56.4 million for business realignment and $103.1 million related to acquisitions, compared with $6.46 in the prior year quarter, which was adjusted for pre-tax business realignment expenses of $109.0 million. During the year, the company completed the sale of the Autoline product line which resulted in a pre-tax gain of $45.0 million or $0.21 per share.

Cash flow from operations for fiscal year 2017 was $1.3 billion or 10.8% of sales, compared with $1.2 billion or 10.7% of sales in the prior year period. Excluding discretionary pension contributions, full year cash flow from operations was 12.7% of sales compared with 12.4% of sales in the prior year period, and fiscal year 2017 free cash flow conversion was 134%.

“Our fourth quarter performance was outstanding and capped a year in which we made tremendous progress with actions that are driving significant long-term shareholder value and financial performance,” said Chairman and Chief Executive Officer, Tom Williams. “By focusing on the initiatives detailed in the new Win StrategyTM we have delivered record fourth quarter earnings per share and robust adjusted total segment operating margin performance of 16.8%. Orders grew for the fourth consecutive quarter, as we see continued signs of demand improving in key end markets and regions. This was also a transformative year for our portfolio as we acquired CLARCOR, resulting in a significant increase to our filtration business and the aftermarket mix of Parker. My thanks to our global team members for their dedication to generating such exceptional results.”

Fourth Quarter Fiscal 2017 Segment Results
Diversified Industrial Segment: North American fourth quarter sales increased 32% to $1.7 billion, and operating income increased 18% to $261.5 million compared with $221.2 million in the same period a year ago. International fourth quarter sales increased 12% to $1.2 billion, and operating income increased 36% to $161.5 million compared with $118.6 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales were $602.8 million, compared with $602.4 million in the prior year period, and operating income increased 15% to $111.7 million compared with $97.5 million in the same period a year ago.

Parker reported the following orders for the quarter ending June 30, 2017, compared with the same quarter a year ago:

•	Orders increased 8% for total Parker;

•	Orders increased 10% in the Diversified Industrial North America businesses;

•	Orders increased 10% in the Diversified Industrial International businesses; and

•	Orders increased 1% in the Aerospace Systems Segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2018, the company has issued guidance for earnings from continuing operations to the range of $7.88 to $8.58 per share, or $8.45 to $9.15 per share on an adjusted basis. Fiscal year 2018 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $58 million and CLARCOR costs to achieve of approximately $52 million.

Williams added, “Looking ahead to fiscal year 2018, we are anticipating a record year as we continue to operate with the benefit of stronger market conditions for the full year, a lower fixed cost structure, and the strategic addition of CLARCOR to our portfolio. Our focus remains on further advancing the new Win Strategy initiatives and progressing towards top quartile financial performance compared with our proxy peers, placing Parker among the best performing diversified industrial companies in the world.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2017 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 61 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share and segment operating margins without the effect of business realignment charges and acquisition transaction expenses; (b) the effect of business realignment charges and CLARCOR costs to achieve on forecasted earnings from continuing operations per share; (c) cash flows from operations without the effect of discretionary pension contributions; and (d) free cash flow conversion. The effects of business realignment charges, acquisition transaction expenses, CLARCOR costs to achieve and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period. Free cash flow conversion (cash flow from operations excluding discretionary pension contributions less capital expenditures divided by net income) allows management to measure cash flow efficiency and working capital management.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance and earnings projections are: economic conditions within the company’s key markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the company are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2017				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2017	2016	2017	2016

Net sales	$3,496,238	$2,957,150	$12,029,312	$11,360,753
Cost of sales	2,654,682	2,272,455	9,188,962	8,823,384
Gross profit	841,556	684,695	2,840,350	2,537,369
Selling, general and administrative expenses	402,352	338,572	1,453,935	1,359,360
Interest expense	52,787	32,715	162,436	136,517
Other (income), net	(14,194)	(22,798)	(104,662)	(73,236)
Income before income taxes	400,611	336,206	1,328,641	1,114,728
Income taxes	107,252	94,295	344,797	307,512
Net income	293,359	241,911	983,844	807,216
Less: Noncontrolling interests	54	115	432	376
Net income attributable to common shareholders	$293,305	$241,796	$983,412	$806,840

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.20	$1.80	$7.37	$5.96
Diluted earnings per share	$2.15	$1.77	$7.25	$5.89

Average shares outstanding during period - Basic	133,278,324	134,385,814	133,377,547	135,353,321
Average shares outstanding during period - Diluted	136,154,741	136,255,977	135,559,764	136,911,690

Cash dividends per common share	$0.66	$0.63	$2.58	$2.52

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Earnings per diluted share	$2.15	$1.77	$7.25	$5.89
Adjustments:
Business realignment charges	0.11	0.13	0.30	0.57
Acquisition-related expenses	0.19	—	0.56	—
Adjusted earnings per diluted share	$2.45	$1.90	$8.11	$6.46

PARKER HANNIFIN CORPORATION - JUNE 30, 2017				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2017	2016	2017	2016
Net sales
Diversified Industrial:
North America	$1,665,483	$1,260,203	$5,366,809	$4,955,211
International	1,227,999	1,094,585	4,377,776	4,145,272
Aerospace Systems	602,756	602,362	2,284,727	2,260,270
Total net sales	$3,496,238	$2,957,150	$12,029,312	$11,360,753
Segment operating income
Diversified Industrial:
North America	$261,509	$221,158	$873,552	$789,667
International	161,499	118,634	579,207	448,457
Aerospace Systems	111,732	97,526	337,496	337,531
Total segment operating income	534,740	437,318	1,790,255	1,575,655
Corporate general and administrative expenses	51,925	46,620	172,632	173,203
Income before interest expense and other expense	482,815	390,698	1,617,623	1,402,452
Interest expense	52,787	32,715	162,436	136,517
Other expense	29,417	21,777	126,546	151,207
Income before income taxes	$400,611	$336,206	$1,328,641	$1,114,728

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
	Three Months Ended		Three Months Ended
	June 30, 2017		June 30, 2016
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$534,740	15.3%	$437,318	14.8%
Adjustments:
Business realignment charges	20,653		25,024
Acquisition-related expenses	32,182		—
Adjusted total segment operating income	$587,575	16.8%	$462,342	15.6%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2017
CONSOLIDATED BALANCE SHEET
(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$884,886	$1,221,653
Marketable securities and other investments	39,318	882,342
Trade accounts receivable, net	1,930,751	1,593,920
Non-trade and notes receivable	254,987	232,183
Inventories	1,549,494	1,173,329
Prepaid expenses	120,282	104,360
Total current assets	4,779,718	5,207,787
Plant and equipment, net	1,937,292	1,568,100
Deferred income taxes	36,057	605,155
Goodwill	5,586,878	2,903,037
Intangible assets, net	2,307,484	922,571
Other assets	842,475	827,492
Total assets	$15,489,904	$12,034,142

Liabilities and equity
Current liabilities:
Notes payable	$1,008,465	$361,787
Accounts payable	1,300,496	1,034,589
Accrued liabilities	933,762	841,915
Accrued domestic and foreign taxes	153,137	127,597
Total current liabilities	3,395,860	2,365,888
Long-term debt	4,861,895	2,652,457
Pensions and other postretirement benefits	1,406,082	2,076,143
Deferred income taxes	221,790	54,395
Other liabilities	336,931	306,581
Shareholders' equity	5,261,649	4,575,255
Noncontrolling interests	5,697	3,423
Total liabilities and equity	$15,489,904	$12,034,142

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2017
CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2017	2016

Cash flows from operating activities:
Net income	$983,844	$807,216
Depreciation and amortization	355,229	306,843
Stock incentive plan compensation	80,339	71,293
(Gain) on sale of business	(41,285)	(10,666)
Loss on disposal of assets	1,494	414
(Gain) on sale of marketable securities	(1,032)	(723)
Net change in receivables, inventories, and trade payables	5,741	85,414
Net change in other assets and liabilities	(126,943)	(6,077)
Other, net	45,084	(42,936)
Net cash provided by operating activities	1,302,471	1,210,778
Cash flows from investing activities:
Acquisitions (net of cash of $157,426 in 2017 and $3,814 in 2016)	(4,069,197)	(67,552)
Capital expenditures	(203,748)	(149,407)
Proceeds from sale of plant and equipment	14,648	18,821
Proceeds from sale of business	85,610	24,325
Purchases of marketable securities and other investments	(465,666)	(1,351,464)
Maturities and sales of marketable securities and other investments	1,279,318	1,300,633
Other, net	(6,113)	(39,995)
Net cash (used in) investing activities	(3,365,148)	(264,639)
Cash flows from financing activities:
Net payments for common stock activity	(335,876)	(587,239)
Net proceeds from debt	2,463,884	85,843
Dividends	(345,380)	(341,962)
Net cash provided by (used in) financing activities	1,782,628	(843,358)
Effect of exchange rate changes on cash	(56,718)	(61,712)
Net (decrease) in cash and cash equivalents	(336,767)	41,069
Cash and cash equivalents at beginning of period	1,221,653	1,180,584
Cash and cash equivalents at end of period	$884,886	$1,221,653

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2017

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Twelve Months Ended
	June 30, 2017	Percent of Sales
As reported cash flow from operations	$1,302,471	10.8%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$1,522,471	12.7%

	Twelve Months Ended
	June 30, 2016	Percent of Sales
As reported cash flow from operations	$1,210,778	10.7%
Discretionary pension contribution	200,000
Adjusted cash flow from operations	$1,410,778	12.4%

CALCULATION OF FREE CASH FLOW CONVERSION
(Unaudited)	Twelve Months Ended
	June 30, 2017
Net income	$983,844

Cash flow from operations	1,302,471
Capital expenditures	(203,748)
Discretionary pension contribution	220,000
Free cash flow	$1,318,723
Free cash flow conversion (free cash flow/net income)	134%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2017
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2018
Forecasted earnings per diluted share	$7.88 to $8.58
Adjustments:
Business realignment charges	0.30
Clarcor costs to achieve	0.27
Adjusted forecasted earnings per diluted share	$8.45 to $9.15